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Filed Pursuant To Rule 424(b)(3)
Registration No. 333-124461

Prospectus Supplement to Prospectus dated October 4, 2005

INVERNESS MEDICAL INNOVATIONS, INC.

968,453 Shares of Common Stock

        Unless the context otherwise requires, all references to "we," "us," "our company" or "the Company" in this prospectus refer collectively to Inverness Medical Innovations, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

        This prospectus supplement updates the prospectus dated October 4, 2005 relating to the offer for sale of up to an aggregate of 968,453 shares of common stock of Inverness Medical Innovations, Inc. by the selling stockholders identified in the prospectus and any of their pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the securities through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution" beginning on page 24 of the prospectus.

        We are providing this prospectus supplement to update the table under the caption "The Selling Stockholders," in the prospectus dated October 4, 2005. The table of Selling Stockholders contained in such prospectus dated October 4, 2005 as it relates to the shares of KB Partners Affiliates Fund II, L.P. and KB Partners Venture Fund II, L.P. is replaced with the following information, which is based upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of November 21, 2005. Unless we indicate otherwise, the information in this prospectus supplement is as of November 21, 2005.

Name	Common Stock Beneficially Owned as of September 30, 2005	Common Stock Offered Hereby(1)	Common Stock to be Owned After Offering(2)	Percentage of All Common Stock (3)
Kenneth Alpart(4)	1,993	1,993	0	0
Robert J. Currey(4)	996	996	0	0
Byron Denenberg(4)	7,902	7,902	0	0
Howard W. Denenberg(4)	399	399	0	0
Denmac Holding Company(4)	4,934	4,934	0	0
Richard H. Driehaus(4)	3,987	3,987	0	0
John Egan(4)	4,934	4,934	0	0
Robert Garber(4)	997	997	0	0
Genus Holdings, LLC(4)	1,993	1,993	0	0
William R. Gurtin(4)	1,993	1,993	0	0
Steven J. Hefter(4)	1,993	1,993	0	0
Gary Holloway(4)	3,987	3,987	0	0
INVESCO Venture Partnership II, L.P. (4)	19,935	19,935	0	0
Jay B. Johnston 1996 Trust U/A/D 2/26/96(4)	1,993	1,993	0	0
KB Partners Affiliates Fund II, L.P.	5,968	5,968	0	0
KB Partners Venture Fund II, L.P.	250,771	250,771	0	0
John S. Lillard Trust U/A 12/31/70(4)	2,940	2,940	0	0
David J. LaRue(4)	598	598	0	0
MarQuinn Investments, Inc.(4)	900	900	0	0
Bret R. Maxwell Revocable Trust(4)	1,993	1,993	0	0
John McBlain Trust(4)	592	592	0	0
MPKM Growth Fund L.P.(4)	1,993	1,993	0	0
OCI Investments(4)	1,569	1,569	0	0
Omaha Schools Employees Retirement System(4)	5,980	5,980	0	0
Douglas Patinkin(4)	2,591	2,591	0	0
Peter B. Foreman Revocable Trust(4)	4,136	4,136	0	0

(1)
Includes 1,114 shares of common stock beneficially owned by KB Partners Affiliates Fund II, L.P. and 35,282 shares of common stock beneficially owned by KB Partners Venture Fund II, L.P. but held in escrow for up to one year, or longer in certain circumstances, to secure the purchase price adjustment and indemnification obligations of the former Ischemia shareholders and note holders under the Merger Agreement. During the escrow period, the selling stockholders have appointed a stockholder representative empowered to direct the sale of escrowed shares on their behalf.

(2)
Assumes that the selling stockholder will sell all shares of common stock offered by it under this prospectus.

(3)
This number represents the percentage of common stock to be owned by the selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of November 4, 2005 (27,371,965 shares).

(4)
These shares were transferred to the selling stockholder on November 16, 2005. As of September 30, 2005, all such shares were beneficially owned by KB Partners Affiliates Fund II, L.P. and/or KB Partners Venture Fund II, L.P.

        This prospectus supplement is not complete without the prospectus dated October 4, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is November 21, 2005.

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INVERNESS MEDICAL INNOVATIONS, INC. 968,453 Shares of Common Stock